Exhibit 99.1

BIOMET ANNOUNCES NET SALES RESULTS FOR THIRD QUARTER OF FISCAL YEAR 2009

AND DETAILS REGARDING TIMING OF FULL FINANCIAL RELEASE AND CONFERENCE CALL

WARSAW, Ind., April 8, 2009 – Biomet, Inc. announced today net sales results for its third fiscal quarter ended February 28, 2009.

•	Net sales increased 2% (7% constant currency) to $615 million, with 10% growth in the U.S.

•	Reconstructive sales, excluding dental, increased 4% (10% constant currency) worldwide, with 13% U.S. growth

•	Hip sales increased 5% (10% constant currency) worldwide, with a U.S. growth rate of 16%

•	Knee sales increased 3% (9% constant currency) worldwide, with growth of 8% in the U.S.

•	Spine sales increased 7% (9% constant currency) worldwide, with 15% U.S. growth

Net sales increased 2% to $615.0 million during the third quarter of fiscal year 2009 compared to $603.1 million for the third quarter of fiscal year 2008. Excluding the impact of foreign currency, net sales increased 7%.

Reconstructive product sales grew 1% (7% constant currency) worldwide during the third quarter, with 10% growth in the United States. Excluding dental sales, reconstructive sales increased 4% (10% constant currency) worldwide and increased 13% in the United States.

Sales of Biomet’s hip products increased 5% (10% constant currency) during the third quarter, with a 16% sales increase in the United States. The primary drivers of third quarter hip sales growth included the traditional and Microplasty™ versions of the Taperloc® Hip Stem; M2a-Magnum™ Acetabular Systems; Ringloc® and Regenerex® Ringloc®+ Modular Acetabular Systems; and E-Poly® Antioxidant Infused Technology Acetabular Liners, as well as the Exceed™ ABT (Advanced Bearing Technologies) Acetabular System, which is available only outside the United States.

Global knee sales increased 3% (9% constant currency) and increased 8% in the United States during the quarter. Key products during the third quarter were the Vanguard® Complete Knee System and the Oxford® Partial Knee System, as well as the recently introduced E-Poly® Antioxidant Infused Technology Tibial Bearings. The E-Poly® technology provides Vitamin E infused highly crosslinked polyethylene, which is designed to offer strength and oxidative stability for improved wear characteristics.

As a result of the weak economy and the elective nature of dental implant treatment, dental reconstructive device sales decreased 16% (-10% constant currency) worldwide during the third quarter and decreased 10% in the United States.

Fixation sales were flat (+4% constant currency) worldwide during the third quarter and increased 1% in the United States. Strong sales growth of craniomaxillofacial fixation products, along with slightly positive sales growth for internal fixation, was offset by decreased sales of electrical stimulation and external fixation devices during the third quarter.

Spine product sales increased 7% (9% constant currency) worldwide, with 15% growth in the United States due to strong sales of spine hardware and spinal stimulation devices. Sales of spine hardware and orthobiologics for the spine increased 17% in the United States during the quarter.

Sales of “other” products increased 6% (11% constant currency) worldwide and increased 14% in the United States due to continued strong demand for sports medicine products and positive sales growth of softgoods and bracing products. This quarter marked the fourth consecutive quarter of strong double-digit growth for sports medicine device sales in the United States and worldwide, on a constant currency basis.

The following table provides third quarter sales performance by product segment:

Third Quarter Sales Performance

	Worldwide Reported Quarter 3 - 2009	Worldwide Reported Growth%	Worldwide CC Growth%	United States Growth%
Reconstructive	$453.8	1%	7%	10%

Hips		5%	10%	16%
Knees		3%	9%	8%
Dental		-16%	-10%	-10%
Other		6%	13%	26%

Fixation	57.0	0%	4%	1%
Spine	53.8	7%	9%	15%
Other	50.4	6%	11%	14%

Total Sales	$615.0	2%	7%	10%

On a geographic basis, U.S. sales increased 10% to $387.9 million during the third quarter; Europe sales decreased 13% (+2% constant currency) to $167.8 million; and International sales (primarily Canada, South America, Mexico and the Pacific Rim) remained flat (+6% constant currency), at $59.3 million. Excluding dental and the impact of foreign currency, global sales increased 10% with U.S. sales growth of 13%; Europe sales growth of 4%; and an increase of 10% for International sales.

For the nine-month period ended February 28, 2009, net sales increased 7% (8% constant currency) to $1,864.8 million from $1,747.7 million for the combined period from June 1, 2007 to July 11, 2007 (Predecessor) and July 12, 2007 to February 29, 2008 (Successor). Fiscal year to date, U.S. sales grew 10% to $1,135.9 million; Europe sales increased 5%, constant currency, to $532.6 million; and International sales grew 14%, on a constant currency basis, to $196.3 million.

Biomet’s President and Chief Executive Officer Jeffrey R. Binder remarked, “I am pleased to announce very positive sales results for our core orthopedic reconstructive device category during the third quarter of fiscal year 2009, resulting in our seventh consecutive quarter of double-digit orthopedic reconstructive device sales worldwide on a constant currency basis. Global reconstructive device sales, excluding dental, increased 10% at constant currency, with 13% growth in the United States. I’m particularly encouraged by the strong momentum in our hip sales, which grew 16% in the United States and increased 10% worldwide, excluding the impact of foreign currency. Knee sales increased 8% in the United States and 9% worldwide on a constant currency basis, despite being up against steep growth rates from last year’s third quarter of 23% growth in the United States and constant currency growth of 21% worldwide.”

Mr. Binder continued, “Additionally, we experienced strong U.S. sales in our spine and sports medicine divisions, contributing to our consolidated domestic sales growth of 10% during the third quarter. While we face considerable issues in the dental market, I’m pleased with Biomet’s overall progress during the third quarter and the first nine months of fiscal year 2009.”

Mr. Binder will be presenting this sales data at the Goldman Sachs Leveraged Finance Healthcare Conference today in New York.

In conjunction with the Fiscal 2009 Third Quarter full financial release, you are invited to participate in the third quarter conference call on Tuesday, April 14th, 2009 at 10:00 a.m. Eastern.

Individuals wishing to participate in the conference call may dial (888) 400-7916. International callers should dial (703) 925-2612. The confirmation number for the call is 995005.

All trademarks herein are the property of Biomet, Inc. or its subsidiaries unless otherwise indicated.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

The Transaction

Biomet Inc. finalized the merger with LVB Acquisition Merger Sub, Inc., a wholly-owned subsidiary of LVB Acquisition, Inc. on September 25, 2007. LVB Acquisition, Inc. is indirectly owned by investment partnerships directly or indirectly advised or managed by The Blackstone Group L.P., Goldman Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Capital.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer at (574) 372-1687 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the success of the Company’s principal product lines; the results of ongoing investigations by the United States Department of Justice and the United States Securities and Exchange Commission; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the impact to the business as a result of compliance with federal, state and foreign governmental regulations and with the Deferred Prosecution Agreement and Corporate Integrity Agreement; the impact to the business as a result of the economic downturn in both foreign and domestic markets; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes and cost-saving initiatives; the impact to the business as a result of the Company’s significant international operations, including, among others, with respect to foreign currency fluctuations and the success of the Company’s transition of certain manufacturing operations to China; the impact of the Company’s managerial changes; the ability of the Company’s customers to receive adequate levels of reimbursement from third-party payors; the Company’s ability to maintain its existing intellectual property rights and obtain future intellectual property rights; the impact to the business as a result of cost containment efforts of group purchasing organizations; the Company’s ability to retain existing independent sales agents for its products; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K (as amended) and quarterly reports on Form 10-Q. Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this press release. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.

Biomet, Inc.

Product Sales

Three Month Period Ended February 28, 2009

(In millions, unaudited)

	Q3 2009	Q3 2008	Reported Growth %	Constant Currency Growth %
Reconstructive	$453.8	$448.8	1.1%	6.9%
Fixation	57.0	56.8	0.4%	4.2%
Spine	53.8	50.1	7.4%	9.2%
Other	50.4	47.4	6.3%	10.8%

Total	$615.0	$603.1	2.0%	7.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Impact of Dental	Sales Growth Local Currencies Excluding Dental
Reconstructive	1.1%	(5.8)%	6.9%	3.4%	10.3%
Hips	5.0%	5.5%	10.5%
Knees	3.5%	5.7%	9.2%
Dental	(15.9)%	5.7%	(10.2)%
Other	6.4%	6.7%	13.1%
Fixation	0.4%	(3.8)%	4.2%
Spine	7.4%	(1.8)%	9.2%
Other	6.3%	(4.5)%	10.8%

Total sales	2.0%	(5.1)%	7.1%	2.5%	9.6%

*	See Non-GAAP Financial Measures Disclosure Below

Biomet, Inc.

Product Sales

Nine Month Period Ended February 28, 2009

(In millions, unaudited)

	Q3 2009	(Combined)* Q3 2008	Reported Growth %	Constant Currency Growth %
Reconstructive	$1,383.2	$1,283.3	7.8%	9.9%
Fixation	175.5	172.0	2.0%	3.4%
Spine	160.4	154.9	3.6%	3.7%
Other	145.7	137.5	6.0%	7.5%

Total	$1,864.8	$1,747.7	6.7%	8.5%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
Reconstructive	7.8%	(2.1)%	9.9%
Fixation	2.0%	(1.4)%	3.4%
Spine	3.6%	(0.1)%	3.7%
Other	6.0%	(1.5)%	7.5%

Total sales	6.7%	(1.8)%	8.5%

*	See Non-GAAP Financial Measures Disclosure Below

Biomet, Inc.

Geographic Segment Sales Percentage Summary

Three Month Period Ended February 28, 2009

(In millions, unaudited)

	Q3 2009	Q3 2008	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$387.9	$351.6	10.3%	10.3%
Europe	167.8	192.1	(12.7)%	1.6%
International	59.3	59.4	(0.2)%	6.2%

Total	$615.0	$603.1	2.0%	7.1%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies	Impact of Dental	Sales Growth Excluding Dental
United States	10.3%	—%	10.3%	1.7%	12.0%
Europe	(12.7)%	(14.3)%	1.6%	2.8%	4.4%
International	(0.2)%	(6.4)%	6.2%	3.7%	9.9%

Total sales	2.0%	(5.1)%	7.1%	2.5%	9.6%

*	See Non-GAAP Financial Measures Disclosure Below

Biomet, Inc.

Geographic Segment Sales Percentage Summary

Nine Month Period Ended February 28, 2009

(In millions, unaudited)

	Q3 2009	(Combined)* Q3 2008	Reported Growth %	Constant Currency Growth %
Geographic Segments:
United States	$1,135.9	$1,036.1	9.7%	9.7%
Europe	532.6	535.8	(0.6)%	4.5%
International	196.3	175.8	11.7%	13.8%

Total	$1,864.8	$1,747.7	6.7%	8.5%

	Sales Growth As Reported	FX Impact	Sales Growth in Local Currencies
United States	9.7%	—%	9.7%
Europe	(0.6)%	(5.1)%	4.5%
International	11.7%	(2.1)%	13.8%

Total sales	6.7%	(1.8)%	8.5%

*	See Non-GAAP Financial Measures Disclosure Below

*	Non-GAAP Financial Measures:

The Company’s management uses non-GAAP financial measures for net sales, excluding the impact of foreign currency (constant currency), and excluding dental sales in some cases, because management believes it provides the most meaningful comparison of results. Management believes that the presentation of these measures provides useful information to investors. These measures may assist investors in evaluating the Company’s operations, period over period. Management uses these measures internally for evaluation of the performance of the business including the allocation of resources and the evaluation of results relative to team member performance compensation targets, including equity incentives. Investors should consider these non-GAAP measures only a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP in the United States.

In the schedules above, the June 1 to July 11, 2007 (Predecessor) and July 12 to February 29, 2008 (Successor) periods have been combined and are referred to as “combined”. The combined presentation does not comply with U.S. Generally Accepted Accounting Principles (GAAP), but is presented because we believe it provides the most meaningful comparison of our results. The results of the Successor are not comparable to the results of the Predecessor due to the difference in basis of presentation as a result of purchase accounting related to the Merger.